                                                               Exhibit A

CNG Power Company
Balance Sheet
September 30, 1995 (Unaudited) (1)
(Thousands of Dollars)

	CNG Power	   NGV
Assets	  Company	 Division
______	__________	__________

Property, plant & equipment
	Total Investment	    6,392	      -
	Less accumulated depreciation	    1,917	      -
			_________	_________
		Net property, plant & equipment	    4,475	       0

Cash		       88
-
Accounts Receivable	   17,186	      -
Inventories	      132	      -
Investments	   39,376	      -
Deferred Charges	        0	      -
			_________	_________
	Total Assets	   61,257	       0
			=========	=========

Stockholders Equity & Liabilities
_________________________________

Capitalization
	Common stock	   22,460	      -
	Retained earnings	    5,303	     (6)
			_________	_________
		Total common stockholders equity	   27,763	     (6)

Long-term notes payable to parent company	   13,830	      -
			_________	_________
		Total capitalization	   41,593	     (6)

Total current liabilities	    8,043	      6
Accumulated deferred income taxes	   11,621	      -
			_________	_________
		Total stockholder's equity and
		   liabilities	   61,257	       0
			=========	=========


(1)	This balance sheet has not been audited by the Company's independent auditors.

                                                              Exhibit B

CNG Power Company
Income Statement
September 30, 1995 (Unaudited) (1)
(Thousands of Dollars)

	CNG Power	   NGV
	  Company	 Division
	__________	__________

Total operating revenues	   10,289	     -
Total operating expenses	    9,016
			_________	_______
	Operating income before taxes	    1,273	      0

Total estimated income taxes	    2,129	     -
			_________	_______
	Operating income	     (856)	      0

Other income	    5,249	     -
Interest charges	    1,174	     -
			_________	_______

	Net income	    3,219	      0
			=========	=======





(1)	This income statement has not been audited by the Company's independent auditors.